Exhibit 99.1 Royal Oak Mines Inc. press release, dated February 10, 1997.

[Royal Oak Mines Inc. Press Release Letterhead]

                       FOR IMMEDIATE RELEASE FROM KIRKLAND

                                February 10, 1997




                Royal Oak Announces 1996 Results of Operations


Royal Oak Mines Inc. (TSE and AMEX: RYO) announced today the unaudited operating results for the fourth quarter and year ended December 31, 1996. All figures are in thousands of Canadian dollars unless otherwise stated.

                                       Three Months                Year
                                     ended December 31     ended December 31
                                         1996     1995       1996         1995
                                                                     (audited)
Gold Production (ounces)             105,548   94,786     389,203      371,151

Revenue                              $71,999  $55,214    $255,168     $208,311
Operating Income (Loss)                7,725     (879)     29,204        4,743
Net Income (Loss)                    (21,306)   3,691      (5,985)      23,169
Net Income (Loss) Per Share (C$)       (0.15)    0.03       (0.04)        0.20

Net Cash Flow from Operations         14,605   12,011      57,449       31,760
Net Cash Flow Per Share from
 Operations (C$)                        0.11     0.10        0.42         0.27

Weighted Average Common Shares Outstanding            136,758,106  117,900,306
Year-end Common Shares Outstanding                    138,845,263  119,118,714

Cash Cost of Production (US$/ounce)     $357     $364        $343         $358
Average Spot Gold Price (US$/ounce)      376      385         388          384
Average Realized Gold Price
 (US$/ounce)                             505      430         481          409


In 1996, gold production was 389,203 ounces, an increase of 5% from the 371,151 ounces produced in 1995. In the fourth quarter of 1996, gold production was 105,548 ounces compared to 94,786 ounces in the same period a year earlier.

Revenue of $255.2 million in 1996 included hedging gains of $51.3 million and was 22% higher than revenue of $208.3 million in 1995. As a result of the hedging gains, the realized gold price was US$481 per ounce of gold compared to US$409 per ounce in 1995.

Operating income in 1996 was $29.2 million compared to $4.7 million in 1995.
The increase was due to the higher revenue in 1996 which was partly offset by higher depreciation charges and exploration costs. A net loss of $6.0 million ($0.04 per share) was incurred in 1996 compared to net income of $23.2 million ($0.20 per share) in 1995. The loss in 1996 reflects a fourth quarter provision totalling $37.6 million for the revaluation of the carrying values of the Hope Brook and Colomac assets, and for the provision for reclamation costs at Hope Brook.

In 1996, cash costs were reduced to US$343 per ounce of gold from US$358 per ounce in the previous year, the result of the implementation of a number of cost control measures as well as the benefits of processing higher grade ore from the Nighthawk Mine at the Pamour mill in Timmins.

Production and cash cost estimates for 1997

As announced last November, Royal Oak plans to close its Hope Brook Mine in Newfoundland in September, 1997 when it is estimated that economic ore reserves will be depleted. As a result, gold production in 1997 is forecast to decline to 375,000 ounces at an estimated cash cost of US$325 per ounce.

As part of the Company's successful gold hedging program, approximately 310,000 ounces of gold production for 1997 have been sold forward at US$395 per ounce. This gives the Company significant price protection in the current weak gold market where the US$340 per ounce level is being tested.

Ore reserves increased in 1996

Mineable ore reserves were increased from 9.263 million ounces of gold at December 31, 1995 to 9.875 million ounces at year-end 1996, an increase of 612,000 ounces of gold. At the Timmins operations in Ontario, mineable ore reserves increased by 1,020,000 ounces of gold, most of which was at the open pit where a highly successful drilling program enabled the Pamour expansion project to be significantly increased in scale and scope.

In 1996, mineralized material was increased by 1.081 million ounces of gold, or 17%, from 6.303 million ounces to 7.384 million ounces at year-end. Most of this increase was attributable to the successful drilling programs at the Timmins and Matachewan properties at the Ontario Division.

Total resources in 1996 increased by 11%, or 1.693 million ounces of gold, to
17.259 million ounces from 15.566 million ounces at the end of 1995.

Significant progress made on principal development projects

During 1996, significant progress was made on the Company's principal development projects. At the large Kemess gold-copper project in British Columbia construction started in July of last year. The concrete has been poured in the mill building and steel erection will commence shortly. The airstrip and the 450-person camp have been completed. Production is scheduled to commence in the second quarter of 1998. Annual life-of-mine production is forecast at 250,000 ounces of gold at an estimated cash cost of US$189 per ounce, and 60 million pounds of copper at US$0.48 per pound. Mine life in excess of 16 years is expected based on current ore reserves.

At the Matachewan project in Ontario, permitting is proceeding satisfactorily. Mine planning and detailed design of the processing plant, infrastructure and tailings facility are underway. The #3 shaft is being dewatered and the hoist and headframe have been commissioned. Installation of the powerline, and the pipeline to the Montreal River, has been completed. Following the closure of the Hope Brook Mine in September of this year, items of mill and mine equipment are scheduled to be shipped to Matachewan in the spring of 1998 when construction will commence. Pre-stripping of the open pit will also start at this time. Underground production and milling are planned to commence in the fourth quarter of 1998. Average annual production over the 10-year mine life is expected to be 100,000 ounces of gold per year at an estimated cash cost of US$225 per ounce.

On the Pamour expansion at Timmins, Ontario, detailed engineering and design of the "Superpit" and the 15,000 tpd mill are underway. Considerable progress has been made on environmental baseline studies and a project prospectus is being prepared. The new plant is expected to be in production in the fourth quarter of 1999. The Timmins operations are expected to be in operation for over 20 years at an annual production rate of approximately 240,000 ounces of gold per year at an estimated cash cost of US$225 per ounce when full capacity is reached.

Outlook

Commenting on the long-term outlook for Royal Oak, the Company's President and Chief Executive Officer, Margaret Witte, said, "We are very pleased with the progress being made on our principal development projects at Kemess and Matachewan, and on the expansion of the Timmins operations. Construction on these projects is on track and we expect to be producing approximately one million ounces of gold annually by the year 2000 at an estimated cash cost of US$215 per ounce".

"In the near-term, we have sold forward substantially all of our 1997 gold production at US$395 per ounce which gives us significant price protection in the present weak gold market".

"We recognize that 1996 was a challenging year for the Company and appreciate the support of our employees and shareholders throughout the year."

Conference Call

Royal Oak's management will be holding an open conference call at 2:00 p.m. Toronto time (11:00 a.m. Pacific time) on Monday, February 10, 1997 to review operating results for 1996 and to discuss the outlook for 1997 and beyond. Mining analysts, investors and the media are invited to phone (416) 620-4001 approximately 5 to 10 minutes beforehand. A replay of the conference call can be accessed by dialling (416) 626-4119 until midnight Thursday, February 13, 1997.



For further information, contact:            or in Europe contact:

Mr. J. Graham Eacott                         Mr. David Williamson
Vice President, Investor Relations           David Williamson Associates
Royal Oak Mines                              International Investor Relations
5501 Lakeview Drive                          78 Old Broad Street, 3rd Floor
Kirkland, WA 98033                           London, England EC2M 1QP

Telephone: (206) 822-8992                    Telephone: 011-44-171-628-3989
Facsimile: (206) 822-3552                    Facsimile:  011-44-171-920-0563





                              ROYAL OAK MINES INC.
                           Consolidated Balance Sheets
                             (unaudited - Cdn$ 000's)
                                            December 31 December 31
                                                   1996        1995
                                               ======== ===========
ASSETS
Current Assets
     Cash and cash equivalents                 $197,766    $139,410
     Marketable securities                       28,259       2,971
     Receivables                                 17,492       7,138
     Inventories                                 61,844      46,136
     Prepaid expenses                             7,729       5,620
                                               --------    --------
          Total Current Assets                  313,090     201,275
Property, Plant and Equipment, net              482,733     191,381
Long-Term Investments                            16,586      36,307
Deferred Charges and Other Assets                 9,221          --
                                               --------    --------
TOTAL ASSETS                                   $821,630    $428,963
                                               ========    ========

LIABILITIES
Current Liabilities
     Accounts payable and accrued liabilities  $ 61,579     $37,911
     Current portion of deferred revenue         10,994       4,523
                                                -------     -------
          Total Current Liabilities              72,573      42,434
Deferred Revenue and Other Liabilities           52,827      40,800
Deferred Income Taxes                             5,064       5,064
Senior Subordinated Notes                       239,680          --
Minority Interest in Subsidiary Companies           120         170
                                               --------    --------
TOTAL LIABILITIES                               370,264      88,468
                                               --------    --------
SHAREHOLDERS' EQUITY
Capital Stock
     Common stock
      Authorized - unlimited
      Outstanding - 138,845,263
           (Dec. 31, 1995 - 119,118,714)        378,813     261,957
Retained Earnings                                72,553      78,538
                                               --------    --------
TOTAL SHAREHOLDERS' EQUITY                      451,366     340,495
                                               --------    --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $821,630    $428,963
                                               ========    ========

Certain 1995 items have been reclassified to conform with the 1996 presentation.




                               ROYAL OAK MINES INC.
                         Consolidated Statements of Income
                 (unaudited - Cdn$ 000's except per share amounts)

                                                 Three months ended Twelve months ended
                                                    December 31        December 31
                                                ------------------ -------------------
                                                    1996      1995      1996      1995
                                                ========  ======== =========  ========
REVENUE                                         $ 71,999  $ 55,214 $ 255,168  $208,311
                                                --------  -------- ---------  --------

EXPENSES
   Operating                                      50,943    46,914   181,869   182,214
   Royalties and marketing                           689       817     2,904     2,535
   Administrative and corporate                    1,979     1,504     9,339     8,549
   Depreciation and amortization                   6,499     4,001    24,900    13,645
   Reclamation                                     2,111       930     2,663     1,250
   Exploration and other                             909       128     4,742       619
   Provision for (Recovery of) loss on foreign
     currency contracts                            1,144     1,799      (453)   (5,244)
                                                --------  -------- ---------  --------
        Total operating expenses                  64,274    56,093   225,964   203,568
                                                --------  -------- ---------  --------
OPERATING INCOME (LOSS)                            7,725      (879)   29,204     4,743

OTHER INCOME (EXPENSE)
   Interest and other income, net                  3,007     5,457     8,556    20,902
   Long-term debt interest                        (6,499)       --   (10,089)       --
   Long-term debt interest capitalized             3,436        --     5,362        --
   Closure costs and write-down of mineral
     resource properties                         (37,633)     (891)  (37,633)     (891)
                                                --------  -------- ---------  --------
INCOME (LOSS) BEFORE UNDERNOTED                  (29,964)    3,687    (4,600)   24,754

   Income and mining taxes - current                 184      (294)     (900)   (1,542)
   Income and mining taxes - deferred              8,820        --        --        --
   Minority interest                                  14       500        50       594
   Equity in income (loss) of associated
     companies                                      (360)     (202)     (535)     (637)
                                                --------  -------- ---------  --------
NET INCOME (LOSS)                                (21,306)    3,691    (5,985)   23,169
RETAINED EARNINGS - BEGINNING OF PERIOD           93,859    74,847    78,538    55,369
                                                --------  -------- ---------  --------
RETAINED EARNINGS - END OF PERIOD               $ 72,553  $ 78,538 $  72,553  $ 78,538
                                                ========  ======== =========  ========
EARNINGS (LOSS) PER SHARE                         $(0.15)    $0.03    $(0.04)    $0.20
                                                ========  ======== =========  ========
Weighted average number of
   common shares outstanding (000's)             138,734   119,072   136,758   117,900
                                                ========  ======== =========  ========

Certain 1995 items have been reclassified to conform with the 1996 presentation.

                                        ROYAL OAK MINES INC.
                                 Consolidated Statements of Cash Flow
                                      (unaudited - Cdn$ 000's)
                                                   Three months ended Twelve months ended
                                                      December 31        December 31
                                                   ------------------ -------------------
                                                       1996      1995      1996      1995
                                                   ========  ======== =========  ========
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
   Consolidated net income (loss) for the period   $(21,306) $  3,691 $  (5,985) $ 23,169
   Items not affecting cash:
        Depreciation and amortization                 6,499     4,001    24,900    13,645
        Reclamation                                   2,111       930     2,663     1,250
        Deferred income tax                          (8,820)       --        --        --
        Provision for (Recovery of) loss on
          foreign currency contracts                  1,144     1,799      (453)   (5,244)
        Write-down of resource properties and
          other assets                               37,633       891    37,633       891
        Other                                           730      (348)    1,014        44
                                                   --------  -------- ---------  --------
CASH FLOW                                            17,991    10,964    59,772    33,755
Net changes in other operating items                 (3,386)    1,047    (2,323)   (1,995)
                                                   --------  -------- ---------  --------
Net cash provided by operating activities            14,605    12,011    57,449    31,760
                                                   --------  -------- ---------  --------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
   Issue of common shares                               557      (248)  116,855    14,595
   Issuance of senior subordinated notes              1,295        --   239,680        --
   Cost of senior subordinated notes                   (170)       --    (8,786)       --
   Accrued reclamation on acquisition                    --        --        --     3,000
   Other                                              1,377       (78)    2,001      (300)
                                                   --------   ------- ---------  --------
Net cash provided by (used in) financing
  activities                                          3,059      (326)  349,750    17,295
                                                   --------   ------- ---------  --------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
   Investment in Kemess capital assets through
     purchase of companies                               --        --  (201,976)       --
   Decrease in long-term investments                     --        --    26,882        --
   Investment in capital assets through purchase
     of Consolidated Professor Mines Limited           (242)       --   (16,100)       --
   Net additions to property, plant and
     equipment                                      (44,623)  (26,327) (123,844)  (66,018)
   Investments, net of sales                           (596)   (4,050)   (7,697)  (19,025)
   Change in other assets                                --      (593)     (820)     (568)
                                                   --------  -------- ---------  --------
Net cash used in investing activities               (45,461)  (30,970) (323,555)  (85,611)
                                                   --------  -------- ---------  --------
INCREASE (DECREASE) IN CASH AND MARKETABLE
   SECURITIES DURING PERIOD                         (27,797)  (19,285)   83,644   (36,556)
CASH AND MARKETABLE SECURITIES AT BEGINNING
   OF PERIOD                                        253,822   161,666   142,381   178,937
                                                   --------  -------- ---------  --------
CASH AND MARKETABLE SECURITIES AT END OF
   PERIOD                                          $226,025  $142,381  $226,025  $142,381
                                                   ========  ======== =========  ========

Certain 1995 items have been reclassified to conform with the 1996 presentation.